Exhibit 99.1

Adopted by the Board of Directors on February 19, 2020
Approved by the shareholders on April 29, 2020

THE EASTERN COMPANY
2020 STOCK INCENTIVE PLAN
1.	Purpose.
The purpose of The Eastern Company 2020 Stock Incentive Plan (the “Plan”) is to promote the interests of The Eastern Company and its shareholders by providing a method whereby executives and other key employees of the Company may become owners of the Company’s common stock by the exercise of stock options or stock appreciation rights or the grant of shares of restricted stock or restricted stock units or other awards as permitted by the Plan, and thereby increase their proprietary interest in the Company’s business, encourage them to remain in the employ of the Company and increase their personal interest in its continued success and progress.  In addition, another purpose of the Plan is to promote the interests of the Company by providing a method whereby non-employee directors of the Company may become owners of the Company’s common stock by the exercise of nonqualified stock options or the grant of shares of restricted stock or restricted stock units, or through the payment of their retainer fees and meeting fees in shares of the Company’s common stock, and thereby increase the proprietary interest of the non-employee directors in the Company’s business and in its continued success and progress, and will encourage qualified individuals to become members of the board of directors of the Company.
2. Definitions.
As used herein, the following terms shall have the following meanings:
(a) “Approval Date” shall mean the date on which this Plan is approved by the Company’s shareholders, this Plan having been approved by the Board on February 19, 2020.
(b) “Award” shall mean the grant of an incentive stock option, a nonqualified stock option, restricted stock, restricted stock units, or other stock-based methods of compensation authorized by Section 6 of the Plan.
(c) “Award Agreement” shall mean an agreement described in Section 7 of the Plan which is entered into between the Company and a Participant and which sets forth the terms, conditions and limitations applicable to an Award granted to the Participant.
(d) “Board” shall mean the board of directors of The Eastern Company.
(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(f) “Committee” shall mean the Compensation Committee of the Board or any successor committee with substantially the same responsibilities.
(g) “Company” shall mean The Eastern Company and each “parent or subsidiary corporation” of The Eastern Company (as those terms are defined in Section 424 of the Code).

(h) “Company Common Stock” shall mean the common stock, no par value, of The Eastern Company.
(i) “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4)(i).
(k) “Employee” shall mean an employee of the Company.
(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.
(m) “Fair Market Value” shall mean the reported price at which Company Common Stock was last traded on the day on which such value is to be determined (or, if there are no reported trades on such day, the last previous day on which there was a reported trade).
(n) “Incentive Stock Option” shall mean a Stock Option which complies with all of the requirements for incentive stock options set forth in Section 422 of the Code and which may be issued pursuant to Section 6.1.
(o) “Insider” shall mean any person who is subject to Section 16 of the Exchange Act.
(p) “Non-Employee Director” shall mean a member of the Board who is not an Employee.
(q) “Nonqualified Stock Option” shall mean a Stock Option which does not comply with all of the requirements for Incentive Stock Options set forth in Section 422 of the Code and which may be issued pursuant to Section 6.1.
(r) “Participant” shall mean an Employee or a Non-Employee Director who has been designated by the Committee as eligible to receive an Award pursuant to the terms of the Plan.  The only Employees that the Committee may designate as Participants are those Employees who are salaried officers or key employees (whether or not directors) of the Company.
(s) “Prior Directors’ Fee Program” shall mean The Eastern Company Directors Fee Program, as amended.
(t) “Prior Plan” shall mean The Eastern Company 2010 Stock Incentive Plan.
(u) “Restricted Stock” shall mean shares of Company Common Stock which have certain restrictions attached to the ownership thereof and which may be issued pursuant to Section 6.2 of the Plan.
(v) “Restricted Stock Unit” shall mean a Participant’s right to receive one share of the Company Common Stock (or the cash equivalent thereof), subject to certain restrictions and to a risk of forfeiture, at the end of such restricted period, as may be issued pursuant to Section 6.2 of the Plan.

(w) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as now in force or as such regulation or successor regulation shall hereafter be amended.
(x) “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder, as they may be amended from time to time.
(y) “Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time, or any successor statute.
(z) “Stock Option” shall mean a right granted pursuant to Section 6.1 of the Plan to purchase a specified number of shares of Company Common Stock at a specified price during a specified period of time.  Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.
3. Administration.
(a) In order to administer the issuance of Awards to Participants pursuant to the Plan, there shall be a Committee which is appointed by the Board and which consists of not less than two Non-Employee Directors of the Company.  Each member of the Committee shall be a non-employee director as such term is defined for purposes of Rule 16b-3.
(b) Subject to the express provisions of the Plan, the Committee shall periodically determine which Employees and/or Non-Employee Directors shall be Participants in the Plan and the nature, amount, pricing, timing and other terms of the Awards.  However, in no event may an Incentive Stock Option be granted to a Non-Employee Director.  Each Award shall be evidenced by an Award Agreement which shall be signed by an officer of the Company or the Committee, and by the Participant.
(c) The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be issued or adopted by the Board, to construe and interpret the provisions of and administer the Plan and the Award Agreements.  Subject to any applicable provisions of the certificate of incorporation or the bylaws of the Company, all such decisions shall be final and binding on all persons including the Company and its shareholders, Employees, Non-Employee Directors and Participants.  In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.
(d) The Committee may delegate to designated officers or employees of the Company the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary or advisable for the effective administration of the Plan in accordance with its terms and purpose.
(e) It is the intent of the Company that the Plan and the Awards granted hereunder shall satisfy and be interpreted in a manner that, in the case of Participants who are or may be Insiders, satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 and will not be subjected to avoidable liability thereunder.  If any provision of the Plan or of any such Award would otherwise frustrate or conflict with the intent expressed in this Section 3(e), that provision (to the extent possible) shall be interpreted and deemed amended so as to avoid such conflict.  To the extent of any remaining irreconcilable conflict with such intent, the provision shall be deemed void as applicable to Insiders.
4. Eligibility.
Awards may be granted only to those Employees and/or Non-Employee Directors who are designated as Participants from time to time by the Committee.  However, in no event may an Incentive Stock Option be granted to a Non-Employee Director.  Subject to the express conditions of the Plan, the Committee shall determine which Employees and/or Non-Employee Directors shall be Participants, the types of Awards to be made to Participants, and the terms, conditions and limitations applicable to the Awards.  More than one Award may be granted to the same Participant. Non-Employee Directors shall be eligible to receive shares of Company Common Stock in payment of Directors’ Fees in accordance with the Plan.
5. Shares Subject to the Plan.
The total amount of Company Common Stock with respect to which Awards may be granted under the Plan shall not exceed in the aggregate (i) 500,000 shares of Company Common Stock, plus (ii) the number of shares of Company Common Stock available for future awards under the Prior Plan as of the Approval Date, plus (iii) the number of shares of Company Common Stock related to any award outstanding under the Prior Plan as of the Approval Date that thereafter lapses, expires, terminates, ceases to be exercisable or is forfeited without the issuance of such shares of Company Common Stock, plus (iv) the number of shares of Company Common Stock available for payment of Directors’ Fees under the Prior Directors’ Fee Program and previously registered on a Registration Statement on Form S-8 filed by the Company.  The shares relating to Awards granted under the Plan shall be authorized but unissued shares of Company Common Stock.  No grants will be made under the Prior Plan or the Prior Directors’ Fee Program after the Approval Date.
Subject to the limitations of the Code and Rule 16b-3 (if applicable), if any Awards under the Plan, in whole or in part, are forfeited, terminated, expire unexercised, are settled in cash in lieu of shares, are exchanged for other Awards or are released from a reserve for failure to meet the maximum payout, the shares that were subject to or reserved for such Awards shall again be available for Awards under the Plan to the extent of such forfeiture, termination, expiration, settlement in cash, or exchange of such Awards or to the extent the shares were so released from a reserve.  Notwithstanding anything else herein to the contrary, the following shares will not be available for subsequent issuance: shares tendered for to satisfy an exercise price, shares withheld to satisfy tax withholding, and shares not delivered under stock appreciation right awards.  This paragraph shall apply to the number of shares reserved and available for Incentive Stock Options only to the extent consistent with applicable regulations relating to Incentive Stock Options under the Code.
6. Awards.

Awards may include those described in this Section 6. The Committee may grant Awards singly or in combination with other Awards, as the Committee may in its sole discretion determine. Notwithstanding anything else herein to the contrary, the minimum stated vesting period for Awards granted under the Plan shall be one (1) year; provided, however, that (i) Awards granted to Non-Employee Directors under Section 6.3 shall not be subject to this minimum vesting requirement and (ii) up to 5% of the shares of Company Common Stock reserved hereunder may be available for grant in the form of Awards that vest in less than one year (Awards granted pursuant to Section 6.3 shall not apply towards this 5% carve-out).
6.1. Stock Options.
(a) The exercise price of each Stock Option shall be determined by the Committee.  In no event shall the exercise price be less than one hundred percent (100%) of the Fair Market Value of the shares of Company Common Stock at the time of grant of the Stock Option.
(b) In no event shall an Incentive Stock Option be granted to a Non-Employee Director.  In addition, an Incentive Stock Option shall not be granted under the Plan to an Employee who, at the time of such grant, owns (actually or constructively) more than ten percent (10%) of the total voting power of all classes of stock of the Company, unless the purchase price of the shares subject to such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of the shares of Company Common Stock at the time of the grant of the option and the option is not exercisable after the expiration of five years from the date it is granted.
(c) No Stock Option intended to be an Incentive Stock Option shall be exercisable in whole or in part after ten years from the date it is granted.  The Committee, in its discretion, may impose vesting or other restrictions which provide that a Stock Option may not be exercised in whole or in part for any period or periods of time specified by the Committee, or may provide for the amendment of outstanding unvested Stock Options in order to accelerate the vesting of such Stock Options.  Except as may be so provided and except as provided in Section 6.1(d), any Stock Option may be exercised in whole at any time, or in part from time to time, during its term.
(d) Any Stock Option, the term of which has not theretofore expired, may be exercised during the optionee’s employment with the Company or during the optionee’s service as a Non-Employee Director.  In addition, subject to the condition that no Stock Option may be exercised in whole or in part after its term expires:
(i) upon the termination of an optionee’s employment or service as a Non-Employee Director other than by reason of death, the optionee may, within three months after the date of such termination, exercise such option in whole or in part to the extent it was exercisable (or became exercisable) at the time of his or her termination of employment or service as a Non-Employee Director, and after such three month period the right to exercise the Stock Option shall cease; provided, however, that: (A) if such termination is due to Disability, such three month period shall be extended to twelve (12) months; and (B) if such termination is due to retirement at or after attaining age sixty-five (65), such three month period shall be extended to twelve (12) months; and
(ii) upon the death of any optionee, either prior to the termination of his or her employment or service as a Non-Employee Director or within the three month or twelve (12) month period referred to in Section 6.1(d)(i) above, such optionee’s estate (or the person or persons to whom such optionee’s rights under the Stock Option are transferred by will or the laws of descent and distribution) may, within twelve (12) months after the date of such optionee’s death, exercise such Stock Option in whole or in part to the extent it was exercisable (or became exercisable) at the time of his or her death, and after such twelve (12) month period the right to exercise the Stock Option shall cease.
(e) The exercise price of each share subject to a Stock Option shall, at the time of exercise of the Stock Option, be paid in full in cash, or with previously acquired shares of Company Common Stock having an aggregate Fair Market Value at such time equal to the exercise price, or in cash and such shares. To the extent permissible under applicable tax, securities and other laws, the Committee may, in its sole discretion, permit the Participant to satisfy the exercise price by directing the Company to withhold shares of Company Common Stock to which the Participant is entitled as a result of the exercise of a Stock Option.
(f) Upon the exercise of a Stock Option, a certificate or certificates representing the shares of Company Common Stock so purchased shall be delivered to the person entitled thereto or such shares shall be held in book entry form.
(g) An optionee shall have no rights as a shareholder with respect to shares subject to his or her Stock Option until such shares are issued to him or her and are fully paid, and no adjustment will be made for dividends or other rights for which the record date is prior thereto.
(h) Each Stock Option granted under the Plan shall by its terms be non-transferable by the optionee other than by will or the laws of descent and distribution and, during the lifetime of the optionee, shall be exercisable only by the optionee.
6.2 Restricted Stock and Restricted Stock Units.
(a) Vesting.  Restricted Stock and Restricted Stock Units will vest over such period as is determined by the Committee, subject to the first paragraph of Section 6.  Time-based Restricted Stock and Restricted Stock Units shall automatically vest upon a Participant’s termination of employment as a result of death or Disability, unless otherwise provided in the applicable Award Agreements.
(b) Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.  Restrictions on Restricted Stock and Restricted Stock Units may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter.  Delivery of Company Common Stock (or cash equivalent) in connection with the lapse of restrictions with respect to Restricted Stock Units shall occur at such times (which need not be at the time of the lapse of restrictions) as the Committee shall determine.  Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee and further subject to the provisions of subsection (e) below).  In the case of Restricted Stock Units, no shares of Company Common Stock shall be issued at the time an Award is made, and the Company shall not be required to set aside a fund for the payment of such Award.
(c) Forfeiture.  Except as otherwise determined by the Committee or as otherwise set forth herein or in an applicable Award Agreement, upon termination of employment or service during the applicable restriction period, Restricted Stock and Restricted Stock Units that are at that time subject to restrictions shall be forfeited and, in the case of Restricted Stock, reacquired by the Company; provided, however, that the Committee may determine in any Award Agreement or otherwise, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.
(d) Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including in book-entry form.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.  With respect to Restricted Stock Units, settlement shall be made in Company Common Stock, cash, or a combination of the two, as determined by the Committee.
 (e) Dividends, Dividend Equivalents and Splits.  (i) As a condition to the grant of an Award of Restricted Stock, the Committee may provide that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Company Common Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind; provided, however, in the case of either (A) or (B), any cash, shares or additional Restricted Stock shall be credited to the Participant’s account and shall be subject to the same terms and conditions as the underlying Restricted Stock to which it relates.  (ii) With respect to Restricted Stock Units, the Committee shall determine whether the Restricted Stock Unit Award will be credited with dividend equivalents equal to dividends paid on Stock during the restricted period and, if so, when and in what form such dividend equivalents will be paid.  Any dividend equivalents credited with respect to a Restricted Stock Unit Award shall be subject to the same terms and conditions as the underlying Restricted Stock Unit Award to which such dividend equivalents relate. (iii) Company Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Company Common Stock or other property relates.  For purposes of clarity, in no event shall any dividends or dividend equivalents be paid unless and until the Award associated with such dividend or dividend equivalent has vested.
6.3 Non-Employee Director Fee Program. The Committee may grant Awards in the form of shares of Company Common Stock to Non-Employee Directors under the Company’s Directors Fee Program, as may be in effect from time to time.  Notwithstanding anything herein to the contrary, such Awards need not be evidenced by an Award Agreement.
6.4 Other Awards. The Committee may from time to time grant shares of Company Common Stock, other stock-based and non-stock-based Awards (including, without limitation, Awards pursuant to which shares of Company Common Stock are or may in the future be acquired), Awards denominated in stock units, securities convertible into shares of Company Common Stock, stock appreciation rights, performance shares, phantom securities and dividend equivalents.  Any such Awards granted pursuant to this Section 6.4 may be settled in shares of Common Stock, cash or other property, as determined by the Committee in its discretion, as provided in the Award Agreement. The Committee shall determine the terms and conditions of such Awards; provided, however, that such Awards shall not be inconsistent with the terms and purposes of the Plan.
7. Award Agreements.
Each Award granted under the Plan shall be evidenced by an Award Agreement setting forth the number of shares of Company Common Stock subject to the Award, and such other terms and conditions applicable to the Award as are determined by the Committee.  By acceptance of an Award, the Participant thereby agrees to such terms and conditions and to the terms of the Plan pertaining thereto.
8. Term of Plan.
The Plan shall terminate on February 19, 2030 (ten years after the date of its adoption by the Board) or upon any earlier termination date established by action of the Board, and no Awards shall be granted thereafter.  Such termination shall not affect the validity of any Awards then outstanding.
9. Adjustment Provisions.
(a) If through, or as a result of, any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction: (i) the outstanding shares of Company Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to shares of Company Common Stock or other securities, then the aggregate number of shares of Company Common Stock subject to the Plan, the number of shares of Company Common Stock subject to each outstanding Award, and the exercise price per share in each such outstanding Award, shall be proportionately adjusted.

(b) Any adjustments under this Section 9 will be made by the Board, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional shares will be issued pursuant to an Award on account of any such adjustments.
(c) No adjustments shall be made under this Section 9 which would, within the meaning of any applicable provision of the Code, constitute a modification, extension or renewal of an Incentive Stock Option or a grant of additional benefits to a Participant who has been granted an Incentive Stock Option.
10. Amendments and Discontinuance.
The Board may amend, suspend or discontinue the Plan, but may not, without the prior approval of the shareholders of the Company, make any amendment (i) which operates: (a) to abolish the Committee, change the qualification of its members or withdraw its authority to interpret or administer the Plan; (b) to make any material change in the class of eligible Employees under the Plan; (c) to increase the total number of shares for which Awards may be granted under the Plan except as permitted by the provisions of Section 9 hereof; (d) to extend the term of the Plan; (e) to permit adjustments or reductions of the price at which shares may be acquired under an Award previously-granted under the Plan except as permitted by the provisions of Section 9 hereof; (f) to extend the maximum Incentive Stock Option period; or (g) to decrease the minimum Incentive Stock Option price; or (ii) which otherwise requires approval under the rules of any stock exchange upon which the Company’s securities are then listed.
11. Continuance of Employment or Service as a Non-Employee Director.
Neither the Plan nor the grant of any Award hereunder shall interfere with or limit in any way the right of the Company to terminate any Employee’s employment or to terminate the service of any Non-Employee Director at any time and for any reason, nor shall the Plan or the grant of any Award hereunder impose any obligation on the Company to continue the employment of any Employee or the service of any Non-Employee Director.
12. Tax Withholding.
The Participant shall be responsible for the payment of all federal, state and local taxes relating to the grant, vesting or exercise of any Award granted under the Plan.  The Company shall have the power to withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local withholding tax requirements on any Award granted under the Plan.  To the extent permissible under applicable tax, securities and other laws, the Committee may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by directing the Company to withhold shares of Company Common Stock to which the Participant is entitled as a result of the exercise of a Stock Option or stock-settled stock appreciation rights award or the lapse of restrictions on shares of Restricted Stock or delivery of Company Common Stock in connection with Restricted Stock Units.

13. Required Notifications by Participant.
(a) If any Participant shall, in connection with an Award, make an election pursuant to Section 83(b) of the Code (whereby the Participant elects to include in gross income in the year of the transfer the amount specified in Section 83(b) of the Code), then such Participant shall notify the Company of such election within ten (10) days of the filing of such election with the Internal Revenue Service.
(b) If any Participant shall dispose of shares of Company Common Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (whereby the Participant makes a disqualifying disposition of the shares before expiration of the applicable holding periods), then such Participant shall notify the Company of such disqualifying disposition within ten (10) days of the disposition.
14. Limits of Liability.
(a) Any liability of the Company to any Participant with respect to an Award shall be based solely upon the contractual obligations created by the Plan and the applicable Award Agreement.
(b) Neither the Company, nor any member of the Board or the Committee, nor any other person participating in the determination of any question under the Plan or the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken, in good faith, under the Plan.
15. Requirements of Law.
The grant of Awards and the issuance of shares of Company Common Stock upon the exercise of an Award shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.
16. Governing Law.
The Plan, and all Award Agreements hereunder, shall be construed pursuant to and in accordance with the laws of the State of Connecticut.  The parties to the Plan and each Award Agreement agree that the state and federal courts of Connecticut shall have jurisdiction over any suit, action or proceeding arising out of, or in any way related to, the Plan or any Award Agreement.  The parties waive, to the fullest extent permitted by law, any objection which any of them may have to the venue of any such suit, action or proceeding brought in such courts, and any claim that such suit, action or proceeding brought in such courts has been brought in an inconvenient forum.  In the event that any party shall not have appointed an agent for service of process in Connecticut, the party agrees that it may be served with process by registered or certified mail, return receipt requested, to the party at its respective address as reflected on the records of the Company.  All notices shall be deemed to have been given as of the date so delivered or mailed.
17. Effective Date. The Plan shall be effective as of the Approval Date.

IN WITNESS WHEREOF, the undersigned has executed this Plan on behalf of the Company as of February 19, 2020 (the date of the Plan’s adoption by the Board).

Witness: THE EASTERN COMPANY

/s/Theresa P. Dews	By: /s/August M. Vlak
Its Secretary	Name: August M. Vlak
Title: President and CEO